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                                                                     EXHIBIT 5.2


                                 March 26, 1999



AIMCO Properties, L.P.
1873 South Bellaire Street, 17th Floor
Denver, Colorado  80222

                  Re: Apartment Investment and Management Company AIMCO Properties, L.P.
                           Registration Statement on Form S-4

Dear Ladies and Gentlemen:

                  We have acted as special counsel to AIMCO Properties, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-60355), filed by the Partnership and Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), with the Securities and Exchange Commission (the "Commission").

                  The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to $200,000,000 aggregate initial offering price of Partnership Common Units (the "Common Units") of the Partnership, and (ii) up to $200,000,000 aggregate initial offering price of Partnership Preferred Units (the "Preferred Units" and, together with the Common Units, the "Securities") of the Partnership. The Securities include Common Units and Class Two Partnership Preferred Units of the Partnership to be issued in exchange offers (the "Exchange Offers") described in Prospectus Supplements filed as a part of the Registration Statement.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.



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AIMCO Properties, L.P.
March 25, 1999
Page 2



                  In connection with this opinion, we have examined originals or copies (including facsimile transmissions), certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"); (iii) the Partnership Unit Designation relating to the Class Two Partnership Preferred Units; (iv) the Certificate of Incorporation of AIMCO-GP, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner");
(v) the By-laws of the General Partner; and (vi) certain resolutions adopted by the Board of Directors of the General Partner (the "Board Resolutions"), relating to the issuance and sale, on a delayed or continuous basis, of the Securities and related matters. We have also examined originals or copies (including facsimile transmissions), certified or otherwise identified to our satisfaction, of such records of the Partnership and the General Partner, and such agreements, certificates or records of public officials, certificates of officers or other representatives of the Partnership, the General Partner and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Partnership or the General Partner, we have assumed that such parties had or will have, as the case may be, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, enforceability and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership, the General Partner and others.


                  In rendering the opinion set forth herein, we have further assumed that the issuance of the Securities does not and will not violate, conflict with or constitute a breach of or default under (i) any agreement or instrument to which the Partnership, the General Partner or any of their assets is subject, including the Partnership Agreement, (ii) any law, rule, or regulation to which the Partnership, the General Partner, or any of their assets is subject, (iii) any judicial or regulatory order or decree





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AIMCO Properties, L.P.
March 25, 1999
Page 3

of any governmental authority, or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

                  Members of our firm are admitted to the Bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the laws of the United States of America to the extent referred to specifically herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to such laws, including the rules and regulations, as in effect on the date hereof.

                  We further assume that the issuance, sale, amount, and terms of the Securities (other than pursuant to the Exchange Offers) has been or will be authorized and determined by proper action of the Board of Directors of the General Partner, and in accordance with the Partnership Agreement and applicable law.

                  Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

                  (1) The Common Units and the Class Two Partnership Preferred Units, when issued and sold pursuant to the Exchange Offers, will be validly issued.

                  (2) Upon payment of the consideration and satisfaction of the terms and conditions established by the General Partner for the issuance thereof, the Common Units (except Common Units issued and sold pursuant to the Exchange Offers) will be validly issued.

                  (3) Upon the due authorization and establishment of a class or series of Preferred Units by the General Partner in accordance with the Partnership Agreement and applicable law, and upon payment of the consideration and satisfaction of the terms and conditions established by the General Partner for the issuance thereof, Preferred Units of any such class or series (except the Class Two Partnership Preferred Units) will be validly issued.

                  The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts of circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.


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AIMCO Properties, L.P.
March 25, 1999
Page 4

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in any prospectus or prospectus supplement which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                          Very truly yours,

                                Skadden, Arps, Slate, Meagher & Flom LLP